Exhibit 99.1

Gladstone Capital Announces Increase in Monthly Cash Distributions for

April, May and June 2023 and Conference Call Date

MCLEAN, VA, April 11, 2023– Gladstone Capital Corporation (Nasdaq: GLAD) (the “Company”) announced today that its board of directors declared the following monthly common stock cash distributions for April, May and June 2023 and also announced its plan to report earnings for its second fiscal quarter ended March 31, 2023. The distribution amount noted below represents a 6.7% increase in the monthly distribution run rate (from $0.075 in January 2023 to $0.08, starting in April 2023).

Cash Distributions:

Common Stock: $0.08 per share of common stock for each of April, May and June 2023, payable per the table below.

Record Date	Payment Date	Cash Distribution
April 21	April 28	$0.08
May 23	May 31	$0.08
June 21	June 30	$0.08

Total for the Quarter:		$0.24

The Company offers a dividend reinvestment plan (the “DRIP”) to its common stockholders. For more information regarding the DRIP, please visit www.gladstonecapital.com.

Earnings Announcement:

The Company also announced today that it plans to report earnings for the second fiscal quarter ended March 31, 2023, after the stock market closes on Tuesday, May 2, 2023. The Company will hold a conference call Wednesday, May 3, 2023 at 8:30 a.m. ET to discuss its earnings results. Please call (866) 424-3437 to enter the conference call. An operator will monitor the call and set a queue for questions.

A conference call replay will be available after the call and will be accessible through May 10, 2023. To hear the replay, please dial (877) 660-6853 and use playback conference number 13736837.

The live audio broadcast of the Company’s conference call will be available online at www.gladstonecapital.com. The event will be archived and available for replay on the Company’s website.

If you have questions prior to or following the earnings release you may e-mail them to capital@gladstonecompanies.com.

Gladstone Capital Corporation is a publicly traded business development company that invests in debt and equity securities consisting primarily of secured first and second lien term loans to lower middle market businesses in the United States. Information on the business activities of Gladstone Capital and all the Gladstone funds can be found at www.gladstonecompanies.com.

Source: Gladstone Capital Corporation

For further information: Gladstone Capital Corporation, (703) 287-5893